Exhibit 10.1
Dell Confidential
Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement
Executive is employed by Dell Inc., a Delaware corporation, its subsidiaries, affiliates, successors and assigns (“Dell”), in a position of trust and confidence. Dell expects Executive to play a critical role in Dell’s future business operations and desires to provide Executive with the strategic tools and commitments necessary to enable Executive to help Dell achieve its long-term goals. Likewise, Dell seeks to protect its sensitive, confidential and proprietary information, trade secrets and good will. Therefore, the Parties have agreed as follows:
1.     Although Executive’s employment remains at-will, if Executive’s employment is terminated by Dell without Cause, Dell will pay Executive an amount equal to twelve months base salary and target bonus as severance, which Executive will receive upon Executive’s execution of a Severance Agreement and Release in a form acceptable to Dell. Dell will have no obligation to offer or pay a severance to any Executive who resigns from Dell for any reason or is terminated by Dell for Cause, as defined below, and all provisions of this Agreement, including paragraph 4a, will remain in full force and effect with respect to any such Executive.
For purposes of this agreement, “Cause” means: (a) a violation of Executive’s obligations regarding confidentiality, or the protection of sensitive, confidential or proprietary information and trade secrets; (b) an act or omission by Executive resulting in Executive being charged with a criminal offense involving moral turpitude, dishonesty or breach of trust; (c) conduct by Executive which constitutes a felony or a plea of guilty or nolo contendere with respect to a felony under applicable law; (d) conduct by Executive that constitutes gross neglect; (e) Executive’s insubordination or refusal to implement directives of Executive’s manager; (f) Executive’s breach of a fiduciary duty to Dell or its shareholders; (g) Executive’s failure to satisfactorily perform Executive’s job; (h) Executive’s chronic absenteeism; (i) Dell’s Senior Management’s determination that Executive violated Dell’s Code of Conduct or committed other acts of misconduct; or (j) Dell’s Senior Management’s determination that Executive has engaged in a violation or potential violation of state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex, or other prohibited discrimination).
During Executive’s employment with Dell, Dell agrees to provide Executive with Sensitive Information (as that term is defined below) and to associate Executive with Dell’s good will.
2.     “Sensitive Information” means that subset of Dell confidential and proprietary information, and trade secrets that is not generally disclosed to non-management employees of Dell. Sensitive Information includes, but is not limited to, the following:
     a.     Technical information of Dell, its customers or other third parties that is in use, planned, or under development, such as but not limited to: manufacturing and/or research processes or strategies (including design rules, device characteristics, process flow, manufacturing capabilities and yields); computer product, process and/or devices (including device specification, system architectures, logic designs, circuit implementations); software product (including operating system adaptations or enhancements, language compilers, interpreters, translators, design and evaluation tools and application programs); and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions and similar items;
     b.     Business information of Dell, its customers or other third parties, such as but not limited to: actual and anticipated relationships between Dell and other companies; financial information (including sales levels, pricing, profit levels and other unpublished financial data); global procurement processes, strategies or information; information relating to customer or vendor relationships (including performance requirements, development and delivery schedules, device and/or product pricing and/or quantities, customer lists, customer preferences, financial information, credit information; and similar items;
     c.     Personnel information of Dell, such as but not limited to: information relating to employees of Dell (including information related to staffing, performance, skills, qualifications, abilities and compensation); key talent information; scaling calls; organizational human resource planning information; and similar items; and

Dell Confidential
     d.     Information relating to future plans of Dell, its customers or other third parties, such as but not limited to: marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; and similar items.
3.     Executive agrees not to use, publish, misappropriate, or disclose any Sensitive Information, during or after Executive’s employment, except as required in the performance of Executive’s duties for Dell or as expressly authorized in writing by Dell.
4.     To protect Sensitive Information, Executive agrees to the following restrictive covenants:
     a.     While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, in any geographic region for which Executive had direct or indirect responsibility on behalf of Dell or in any geographic region for which Executive had Sensitive Information, perform duties or services for a Direct Competitor, whether as an employee, consultant, principal, advisor, board member or any other capacity, that are substantially similar to the duties or services Executive performed for Dell at any time during the last twenty-four months of Executive’s employment with Dell.
     b.     While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, directly or indirectly, solicit (or assist another in soliciting) (i) any of Dell’s customers or prospective customers with whom Executive had contact on behalf of Dell during the last twelve months of Executive’s employment with Dell; or (ii) any of Dell’s customers or prospective customers about whom Executive had any Sensitive Information during the last twenty-four months of Executive’s employment with Dell.
     c.     While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, encourage (or assist another in encouraging) any supplier, business partner, or vendor of Dell with whom Executive had any contact on behalf of Dell within the last twenty-four months of Executive’s employment with Dell or about whom Executive had any Sensitive Information to terminate or diminish its relationship with Dell.
     d.     While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, directly or indirectly solicit (or assist another in soliciting) for employment, consulting, or other service engagement any employee, contractor, or consultant of Dell or any person who was an employee, contractor, or consultant of Dell at any time during the last twenty-four months of Executive’s employment with Dell.
     e.     While Executive is employed by Dell and for the twelve-month period immediately following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, directly or indirectly advise, assist, attempt to influence or otherwise induce or persuade (or assist another in advising, attempting to influence or otherwise inducing or persuading) any person employed by Dell to end his or her employment relationship with Dell.
“Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date of Executive’s execution of this Agreement or the date Executive’s employment with Dell ends, whichever is later. By way of illustration, and not by limitation, at the time of execution of this Agreement, the following companies are Direct Competitors: Hewlett-Packard, Lenovo, IBM, Gateway, Apple, Acer, CDW, EDS, EMC, Software House International, Insight (Software Spectrum), Softchoice, and Digital River. Executive understands and agrees that the foregoing list of Direct Competitors represents an example of companies which compete with Dell in a material way, and are thus considered Dell Direct Competitors, and that other entities may be considered or become Dell Direct Competitors.

Dell Confidential
5.     Executive represents and agrees that, following the end of Executive’s employment with Dell, Executive will be willing and able to engage in employment not prohibited by this Agreement. If Executive subsequently desires to pursue an opportunity prohibited by the terms of this Agreement, Executive agrees to make written request to Dell’s Human Resources Senior Vice President for a modification of the restrictions contained in this Agreement prior to pursuing the opportunity, such request to include the name and address of the entity or business concern involved (if any) and the title, nature, and duties of the activity Executive wishes to pursue.
6.     Dell and Executive agree and believe that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect Dell’s Sensitive Information and Dell’s other legitimate business interests. If a court of competent jurisdiction holds this not to be the case, Dell and Executive agree that the terms of this Agreement are hereby automatically reformed and rewritten to the extent necessary to make the Agreement valid and enforceable. Dell and Executive also agree to request that the Court not invalidate or ignore the terms of this Agreement but instead to honor this provision by reforming or modifying any overbroad or otherwise invalid terms to the extent needed to render the terms valid and enforceable and then enforcing the Agreement as reformed or modified. It is the express intent of Dell and Executive that the terms of this Agreement be enforced to the full extent permitted by law.
7.     Executive acknowledges and agrees that a violation of this Agreement would cause irreparable harm to Dell, and Executive agrees that Dell will be entitled to an injunction restraining any violation or further violation of such provisions. In this connection, Executive covenants that Executive will not assert in any proceeding that any given violation or further violation of the covenants contained in this Agreement: (i) will not result in irreparable harm to Dell; or (ii) could be remedied adequately at law. Dell’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.
8.     This agreement supplements Executive’s other agreements regarding the protection of Dell’s sensitive, confidential and proprietary information, trade secrets and good will and supersedes any prior agreements entitled “Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement.” No waiver of this Agreement will be effective unless it is in writing and signed by Dell’s Chief Executive Officer. This Agreement may not be superseded by any other agreement between Executive and Dell unless such agreement specifically and expressly states that it is intended to supersede the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Executive and Dell.
9.     This Agreement will not be effective until you have acknowledged and agreed to the terms and conditions set forth herein by executing this Agreement in the space provided below and returning it by faxing a signed copy of the Agreement to 512-283-3353.
I have carefully read this Agreement. I understand and accept its terms. I agree that I will continue to be bound by the provisions of this Agreement after my employment with Dell has ended.

Signature	Dell Executive Printed Name

Date

Dell Inc.
By:
Dominick DiCosimo
VP, Global HR Operations